EXHIBIT 99.1


      PNA Group, Inc. Announces New Location in New Boston, Ohio

    ATLANTA--(BUSINESS WIRE)--Dec. 10, 2007--PNA Group, Inc. ("PNAG") today announced that Infra-Metals Co., its wholly owned subsidiary, has been awarded tax and financing incentives from the Ohio Department of Development to develop, construct and operate a new facility in New Boston, Ohio. The proposed location is a 50-acre site directly on the Ohio River. The proposed facility will be approximately 100,000 square feet under roof with an additional 150,000 square feet under hook, at an estimated cost in excess of $10 million. The tax and financing incentives are subject to the negotiation and execution of definitive written documentation that is acceptable to both the Ohio Department of Development and Infra-Metals Co. Construction is planned to commence at the end of the first quarter of 2008 with operations to expected to commence in the first quarter of 2009.

    PNAG is a leading national steel service center group that distributes steel products and provides value-added processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries including the non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat roiled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.

    Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, PNA Group, Inc.'s future performance and liquidity, the steel service center industry, and PNA Group, Inc.'s beliefs and management's assumptions. Additional factors that could cause actual results to differ materially are discussed in PNA Group, Inc.'s filings with the Securities and Exchange Commission, including without limitation its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. PNA Group, Inc. does not undertake a duty to update any forward-looking statements in this press release.

    CONTACT: PNA Group, Inc.
             Chris Moreton, CFO
             William Johnson, Sr. VP of Finance
             770-641-6460